RESTATED AGREEMENT OF LIMITED PARTNERSHIP, made as of
September 1, 1983 by and among SETH M. GLICKENHAUS, SARAH B. GLICKENHAUS, NANCY BRODY PIER, JAMES M. GLICKENHAUS, ALFRED FEINMAN, DEAN P. GESTAL, JAMES W. SYKES, STEVEN B. GREEN,
DAVID F. MAISEL, and CONNIE J. MOAK, being all of the parties to the Restated Agreement of Limited Partnership of Glickenhaus & Co. made as of February 1, 1981, as amended (the "Limited Partnership Agreement").

                                    PREAMBLE
                  The Limited Partnership Agreement is hereby further amended effective September 1, 1983 and the entire agreement as thus amended is set forth below and substituted for all of the provisions of the existing agreement.

                  ARTICLE I.  Formation and Purposes
                  The parties have heretofore formed and shall hereafter continue a limited partnership (hereinafter referred to as the "Partnership") pursuant to Article 8 of the New York Partnership Law. The Partnership shall engage in business under the firm name of GLICKENHAUS & CO. The business of the Partnership shall be the following:
                           (1) as dealers, to buy, hold and sell securities of all types;

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                           (2)      as brokers, to buy, hold and sell securities
         of all types;
                           (3)      to buy, hold and sell securities of all
         types for investment;
                           (4) all and any business activities related to the foregoing.

                  ARTICLE II. General Partners and Limited Partners SETH M. GLICKENHAUS, ALFRED FEINMAN, DEAN P. GESTAL,
JAMES W. SYKES, STEVEN B. GREEN, DAVID F. MAISEL, and CONNIE J.
MOAK shall be the general partners.  SARAH B. GLICKENHAUS, NANCY
BRODY PIER and JAMES M. GLICKENHAUS shall be limited partners.

                  ARTICLE III.  Term
                  (A) The Partnership term shall end on December 31, 1990, unless sooner ended as provided in paragraph (B) below.
                  (B) Except as otherwise provided in paragraph (C) below, the Partnership term shall end upon the occurrence of any one of the following:
                           (1)      the death of any general partner;
                           (2)      the entry by a court of competent
         jurisdiction of a decree adjudicating any general partner to be incompetent, or the appointment of a committee of his person or property;

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                           (3)      the incapacitation of any general partner to
         an extent rendering him unable to perform the obligations of management undertaken by him in this Agreement;
                           (4) the making by any general partner of an assignment for the benefit of creditors or the filing by him of a petition in bankruptcy or a petition for relief under any section of the Bankruptcy Act or any other bankruptcy or insolvency statute, or an adjudication by a court of competent jurisdiction that he is bankrupt or insolvent;
                           (5) the withdrawal of any general partner from the Partnership; or
                           (6)      a change in the ownership of the
         participating interest of any general partner.
                  (C) Despite the occurrence of one or more of the events set forth in paragraph (B) with respect to one or more (but fewer than all) of the general partners, the Partnership term shall not end and the Partnership shall not be dissolved if (1) the remaining general partners include either SETH M. GLICKENHAUS or ALFRED FEINMAN, and (2) such of these two as remain general partners shall agree to continue the Partnership (or, in the event of a single remaining general partner, he shall so decide). If the remaining general partner(s) so decide, then the Partnership shall continue but the interest of each general partner with respect to whom one of the events in paragraph (B) has occurred shall terminate as of the date of that event and his capital interest as of that date, together with his share of net

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profits and other compensation as of that date and not previously paid, shall be paid promptly to him or his representatives (subject, in the case of SETH M. GLICKENHAUS, to the provisions for delayed payment in subparagraph V(B)(3)).

                  ARTICLE IV.  Management
                  (A) The general partners shall carry on, manage, and have full control of the Partnership business, and shall use their best efforts to further the interest of the Partnership. No limited partner shall take any part whatsoever in the management or control of the Partnership business.
                  (B) SETH M. GLICKENHAUS shall be reimbursed in an amount not to exceed per year for expenses incurred by him on behalf of the Partnership during each year. Such reimbursement shall be made currently in equal monthly installments.
                  (C) (1) JAMES W. SYKES contributes the use of his membership in the New York Stock Exchange (the "Exchange") to the Partnership and agrees that, insofar as may be necessary for the protection of creditors of the Partnership, subject to the Constitution and Rules of the Exchange, the proceeds of the transfer of his membership shall be an asset of the Partnership.
                      (2) Upon the death of JAMES W. SYKES and provided that at that time he is a member of the Exchange and is the sole general partner of the Partnership who is such a member, the remaining partners may either (a) continue the Partnership without dissolution under the terms of paragraph III(C), or

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(b) form a new firm to continue the business of the present Partnership, and, in either such event, JAMES W. SYKES hereby agrees that the continuing Partnership or the new firm formed as aforesaid (as the case may be), if permitted by the Exchange to have the status of a member firm, shall be entitled to have the use of his membership on such Exchange from the date of his death until the termination of such status by such continuing Partnership or new firm or until a member of the Exchange is admitted to such Partnership or new firm as a general partner, and that, insofar as may be necessary for the protection of creditors of the Partnership or new firm, and subject to the Constitution and Rules of the Exchange, the proceeds of the transfer of his membership shall be an asset of the Partnership or new firm during such period, and any claims of his Estate thereto shall be fully and completely subordinated in right of payment to the claims of any and all creditors of such Partnership or of both the Partnership and the new firm.
                           (3)      Subject to subparagraph (C)(2) above,
JAMES W. SYKES (or his legal representative) shall have the right, upon either
(a) the termination of the Partnership or (b) the occurrence with respect to him of one of the terminating events in paragraph III(B) (even if the Partnership is then continued pursuant to paragraph III(C)), to elect, by giving written notice thereof to the Partnership, to retain his membership in the Exchange upon payment to the Partnership of the amount necessary to purchase another membership, together with

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such transfer and other fees as may be required by the Exchange to be paid in connection with the purchase of a membership. This right of election shall continue during a period of thirty (30) days after termination of the Partnership or occurrence of the terminating event (as the case may be), except that in the event of the death or incompetency of JAMES W. SYKES, his right of election shall be deemed to expire ten (10) days after the appointment of his legal representative or committee. Upon the Partnership receiving notice in writing within the above-mentioned period that JAMES W. SYKES (or his legal representative or committee) elects not to retain said membership, or upon the expiration of said period without any such notice of election having been given to the Partnership, then, at the option of the Partnership, JAMES W. SYKES (or his legal representative or committee) shall, forthwith, either
                              (i) sell his membership and pay the proceeds over
                  to the Partnership; or
                             (ii) transfer his membership for a nominal
                  consideration to a person designated by the Partnership and satisfactory to the Board of Governors of the Exchange.
All monies received by the Partnership by virtue of the exercise of either of the options provided for in clause (i) or (ii) above shall be distributed to the partners of the Partnership in proportions equal to their respective interests in the profits and losses of the Partnership.

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                  ARTICLE V.  Capital Interests
                  (A) As of August 31, 1983, the partners have contributed to the capital of the Partnership, in cash or property, the sums indicated on Schedule A attached hereto. The term "capital interest" means the original capital contribution of a partner, less any charges against and any withdrawals of, plus any credits toward and any additions to, such original capital contribution.
                  (B) (1) All securities, cash and other property of any kind or nature and all interests therein which may from time to time be held by the Partnership for each general partner respectively, or on his behalf, including all securities, cash or other property segregated or in a safekeeping account, shall forthwith upon the receipt thereof by the Partnership become and be Partnership property and shall be treated for all purposes as capital contributed by each such general partner; provided, however, that solely for the purpose of determining the rights of the general partners among themselves, all profits, losses, income and charges in connection with such securities, cash, property and interests therein shall be credited or charged to each general partner's respective individual account and shall not be treated as Partnership income or expense, and, upon the termination of the Partnership, each such general partner shall be considered as having a claim against the Partnership with respect to such securities, cash, property and interests therein, which claim shall be subordinate in right of payment and subject

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to the prior payment or provision for payment in full of claims of all present and future creditors of the Partnership and any successor partnership in which he may be a general partner, arising out of any matters occurring before the termination of the Partnership or such successor partnership.
                           (2)      So long as the Partnership is continued,
pursuant to paragraph III(C) or otherwise, and SETH M. GLICKENHAUS remains a partner thereof, the interest of SARAH B. GLICKENHAUS shall not be terminated by her death or any other cause and she shall not withdraw therefrom and she covenants and agrees for herself and her representatives that the capital contributed by her to the Partnership shall be retained in the Partnership.
                           (3)      In the event that SETH M. GLICKENHAUS ceases
to be a partner (whether by reason of death, withdrawal or otherwise) and the Partnership is continued by the remaining general partners under paragraph III(C), then the interest of both SETH M. GLICKENHAUS and SARAH B. GLICKENHAUS shall terminate on the date that he ceases to be a partner, but each of them covenants and agrees for himself (or herself) and his (or her) representatives that one-half of the capital contributed by him (or her) to the Partnership may be retained by the Partnership and remain at risk for no longer than nine (9) months after SETH M. GLICKENHAUS shall cease to be a partner and the remainder of his (or her) capital may be retained and at risk for no longer than two (2) years after he shall cease to be a partner. Each of

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them shall continue to receive the share of net profits specified in paragraph
VII(C) for so long as his (or her) full capital is retained and shall continue to receive a lesser share of net profits (reduced by the same proportion as his (or her) capital remaining in the Partnership has been reduced) for so long as any of his (or her) capital is retained.
                           (4)   Except as otherwise provided in subparagraphs
(B)(2) and (B)(3) above and in paragraph IV(C), if any general partner for whom property is held by the Partnership under subparagraph (B)(1) above ceases to be a partner (whether by reason of death, withdrawal or otherwise) and the Partnership is continued by the remaining or surviving partners, with or without other partners, or a successor firm is formed by the remaining or surviving partners with or without other partners, then such continuing Partnership or successor firm shall, subject only to the requirements of the Exchange and the provisions of Article X of this Agreement, have no right to retain or hold such property but shall promptly pay out the same to such general partner or his personal representative.

                  ARTICLE VI.  Provision Against Admission and Transfer
                  No person other than the parties hereto may be admitted into the Partnership, no person may be substituted as a partner in place of any one of the parties hereto, and no partner may sell, assign, transfer, mortgage, pledge or otherwise encumber or dispose of his interest in the Partnership or any part thereof.

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                  ARTICLE VII.  Salaries and Division of Profit
                  (A) The following amounts shall be paid as salary, and shall be payable whether or not the Partnership has net profits:
                           (1)      SETH M. GLICKENHAUS
                           (2)      ALFRED FEINMAN --
                           (3)      DEAN P. GESTAL --
                           (4)      STEVEN B. GREEN --
                           (5)      DAVID F. MAISEL --
                           (6)      CONNIE J. MOAK --
                  (B) JAMES W. SYKES shall be entitled to receive annually, whether or not the Partnership has net profits, the greater of (i) or (ii) an amount equal of the net profits of the Special Arbitrage Account (the "Account"). Net profits of the Account shall be all gains, profits, dividends and interest earned in the Account less all expenses for running the Account. Such expenses shall include, but not be limited to, items such as brokerage, clearance and settlement charges, interest on debit balances and an allocation of the overhead expenses of the Partnership appropriate attributable to the operation of the Account, which allocation shall be determined by the Partnership's accountant, such determination to be final and binding on the parties hereto.
                  (C) The net profits of the Partnership for each year (after the payments under paragraphs (A) and (B) above) shall be divided among the partners as follows:

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                           (1)      To the extent of the net profits available,
there first shall be allocated to each of the partners who has a capital interest an amount equal to the sum of the products, for each month during the year, of (a) the average of the prime interest rate of The Bank of New York on the first and last business days of the month times (b) the amount of his or her capital interest during such month.
                           (2)      There shall then be allocated to each of the
partners a share of the remaining net profits as follows:
                                    SETH M. GLICKENHAUS
                                    SARAH B. GLICKENHAUS
                                    NANCY BRODY PIER
                                    JAMES M. GLICKENHAUS
                                    ALFRED FEINMAN
                                    DEAN P. GESTAL
                                    JAMES W. SYKES
                                    STEVEN B. GREEN
                                    DAVID F. MAISEL
                                    CONNIE J. MOAK
Except as otherwise provided in subparagraph V(B)(3), no partner shall have any interest in any remaining net profits which may accrue after he or she shall cease to be a partner, and his or her share thereof shall be allocated among the remaining partners in proportion to their shares in the remaining net profits of the Partnership.

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                  Net profits of the Partnership for any year which are
allocated to a partner but not paid out to him or her during such year or within one hundred twenty (120) days thereafter shall be added to such partner's capital interest.

                  ARTICLE VIII.  Losses
                  To the extent of their capital interests, net losses shall be borne by the partners in the same proportions as remaining net profits are divided as set forth in subparagraph VII(C)(2). No losses, nor any part of any losses, shall be charged against or borne by any limited partner except to the extent of his or her capital interest. Net losses in excess of the aggregate capital interests shall be borne by the general partners in proportion to their respective shares in net profits as set forth in subparagraph VII(C)(2). (For example, if all seven of the present general partners are general partners at the time of the loss, then DEAN P. GESTAL's share of such net losses in excess of aggregate capital interests shall be a fraction the numerator of which is and the denominator of which is
         .)
                  In the event that the Partnership shall make any charitable contribution, no part thereof shall be charged to any limited partner unless he or she shall consent thereto in writing. The entire amount of such contribution shall be charged to the general partners and any consenting limited partners in the same ratio as their respective capital interests (as defined

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in Article V) at the beginning of the year in which such contribution is made shall bear to each other. If such contribution is made in the form of securities or other property which shall have appreciated or depreciated in value, the limited partners shall be credited or charged with their proportionate shares of such appreciation or depreciation, notwithstanding the fact that the non-consenting limited partners are not to be charged with the contribution itself and notwithstanding the fact that the general partners and consenting limited partners are to be charged according to the value of the property at the time of the contribution.

                  ARTICLE IX.  Withdrawals
                  Subject to the provisions of subparagraphs V(B)(2) and V(B)(3), any partner may withdraw from the Partnership at any time by giving written notice of his or her election to do so. Six (6) months after the giving of such notice (or at such earlier time as the Exchange shall approve), the Partnership shall pay to such withdrawing partner his or her capital interest as of the date of such notice, together with the net profits and other compensation allocable to him or her as of such date and not previously paid.

                  ARTICLE X.  Liquidation
                  At the end of the Partnership term, the completion of any incomplete transactions and the taking of such action as

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shall be necessary for the winding up of the Partnership business and the payment to each partner of his capital interest (together with the net profits allocable to him and not previously paid) shall be conducted by the general partners, or, if the Partnership shall be ended by reason of the occurrence of any of the events listed in paragraph III(B), it shall be conducted as follows:
                           (1) If the event shall have occurred with respect to any partner other than SETH M. GLICKENHAUS, it shall be conducted by SETH M. GLICKENHAUS.
                           (2) If the event shall have occurred with respect to SETH M. GLICKENHAUS, it shall be conducted by a liquidator or liquidators (if possible, a partner or partners) selected by a majority in number of all the then partners (or in the event of death or incompetency of any such partner, the personal representative or committee of such partner).

                  ARTICLE XI.  New Firm to Continue Business of
                                       the Partnership

                  (A) If the Partnership shall be ended by reason of the occurrence of any of the events listed in paragraph III(B) with respect to ALFRED FEINMAN, the remaining partners not having elected to continue the Partnership pursuant to paragraph III(C), then SETH M. GLICKENHAUS, together with such other parties as are then partners who may choose to join with him, may form a new firm (hereinafter called the "new firm") to continue the business

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of the Partnership, and the new firm shall be entitled to the benefit and use of the Partnership name and goodwill.
                  (B) Notwithstanding any contrary provision in this Agreement, in the event of the termination of the Partnership on the expiration of the term of this Agreement, or any extension or renewal thereof, each partner agrees that withdrawals of capital on any such termination which would cause the Partnership's aggregate indebtedness, as determined in accordance with Rule 325 of the Exchange, to exceed the percentages specified in Rules 326(a) and 326(b) of such Rules during the six (6) months immediately preceding the date of termination, may be postponed for a period of up to six (6) months from the stated date of termination, as the general partners may deem necessary to insure compliance with such Rules; and any such capital so retained by the Partnership after the date of termination shall continue to be subject to all debts and obligations of the Partnership.

                                                     ______________________
                                                     SETH M. GLICKENHAUS


                                                     ______________________
                                                     SARAH B. GLICKENHAUS


                                                     ______________________
                                                     NANCY BRODY PIER


                                                     ______________________
                                                     JAMES M. GLICKENHAUS


                                                     ______________________
                                                     ALFRED FEINMAN


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                                                    _______________________
                                                    DEAN P. GESTAL


                                                    _______________________
                                                    JAMES W. SYKES


                                                    _______________________
                                                    STEVEN B. GREEN


                                                    _______________________
                                                    DAVID F. MAISEL


                                                    _______________________
                                                    CONNIE J. MOAK


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